Exhibit 23.6
We have issued our report dated December 19, 2006, accompanying the financial statements of Eagle Well Service, Inc. as of July 31, 2006 appearing in Bronco Drilling Company’s Amendment No. 1 to Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 31, 2007. This report is incorporated by reference in this Registration Statement on Form S-4. We hereby consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ Clinton R. Kindell, CPA P.C.
Clinton R. Kindell, CPA P.C.
February 20, 2008